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                                                                     EXHIBIT 5.1

                         [Hughes & Luce, LLP Letterhead]

                                December 13, 2002


Wal-Mart Stores, Inc.
702 S.W. 8th Street
Bentonville, Arkansas 72716

         Re: Registration Statement on Form S-3 of Wal-Mart Stores, Inc.

Ladies and Gentlemen:

         We have acted as special counsel to Wal-Mart Stores, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") relating to the offering from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, as amended (the "Securities Act"), by certain selling shareholders of the Company identified in the prospectus contained in the Registration Statement (the "Prospectus") or to be identified in prospectus supplements to be filed with the Commission in connection with the Registration Statement of up to 16,000,000 shares of the Company's common stock, par value $0.10 per share, held by them (the "Common Stock"). The offering of the Common Stock will be as set forth in the Prospectus, as supplemented by one or more prospectus supplements. We are rendering this opinion in connection with the Registration Statement.

         In rendering this opinion, we have examined and relied upon, without investigation or independent verification, executed originals, counterparts or copies of the Restated Certificate of Incorporation and the by-laws of the Company, each as amended and restated to date, the Registration Statement, resolutions of the executive committee of the Board of Directors of the Company and such other documents, records and certificates as we considered necessary or appropriate to enable us to express the opinions set forth herein. In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic and complete originals of all documents submitted to us as photostatic, conformed, notarized or certified copies.

         As to facts material to our opinion, we have relied, to the extent that we deem such reliance proper and without investigation or independent verification, upon certificates of public officials and officers or other representatives of the Company.

         Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that the shares of Common Stock to be sold by the selling shareholders identified in the Prospectus have been duly authorized and validly issued and are fully paid and nonassessable.

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         The foregoing opinion is limited in all respects to the Constitution of the State of Delaware and the General Corporation Law and reported judicial decisions of the State of Delaware. We express no opinion as to the effect of any other laws of the State of Delaware or the laws of any other jurisdiction.

         This opinion letter may be filed as an exhibit to the Registration Statement. We also consent to the reference to this firm as having passed on the validity of the Common Stock under the caption "Legal Matters" in the Prospectus. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.



                                                      Very truly yours,

                                                      /s/ Hughes & Luce, L.L.P.